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AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (“Agreement”) is made as of February 22, 2010 (the “Effective Date”), by and between The George Washington University, a congressionally chartered not for profit corporation (“University”), located in the District of Columbia, and PROTEA BIOSCIENCES, INC., a for profit corporation (“Company”), having a place of business at 955 Hartman Run Road, Suite 210, Morgantown, WV 26507. University and Company may each be referred to herein individually as “Party” and collectively as the “Parties”.

Witnesseth:

Whereas, University and Company entered into that certain Exclusive License Agreement effective as of December 1, 2008 (the “Original Effective Date”) relating to Laser Ablation Electrospray Ionization (LAESI) and 3D imaging technology (the “Original Agreement”); and

Whereas, University and Company desire to clarify certain provisions of the Original Agreement, particularly, but not exclusively, with respect to an additional technology and patent prosecution responsibility;

Whereas, University and Company desire to amend and restate the Original Agreement to include such clarifications;

Whereas, University is the owner of certain rights relating to the Laser Ablation Electrospray Ionization (LAESI) technology, the 3D imaging technology, and LAESI Detection of Metabolic Changes In Cells Upon Viral Infection technology; and

Whereas, Company desires to obtain a license to certain of such rights and technology rights, and University is willing to grant such a license to Company subject to the terms and conditions hereof.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants, and conditions contained herein, University and Company agree as follows:

1.	Definitions

The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

1.1        “Affiliate” shall mean, as to any person or entity, any other person or entity which directly controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding definition, “control” shall mean direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity.

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1.2        “University Patent Portfolio” shall mean the patent applications to be filed by Company based on the subject matter listed in Exhibit A hereto, and the pending patent applications listed in Exhibit A hereto, as amended from time to time pursuant to Section 2.5 hereof, and all foreign counterparts, national stage applications, continuations, continuations-in-part, non-provisionals, and divisionals thereof and any applications claiming priority to such applications and any applications from which such applications claim priority, and all patents issued from any of the foregoing applications, including any substitute patents, any reissues or re-examinations of any such patents, and any extensions of any such patents.

1.3         “University Technology Rights” shall mean the University’s rights in technical information, know how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, or data that are created by Akos Vertes (Inventor) at the University relating to subject matter disclosed in the applications set out in Exhibit A, or relating to the Laser Ablation Electrospray Ionization (LAESI), 3D imaging technology, and LAESI Detection Of Metabolic Changes In Cells Upon Viral Infection technologies, which are useful or desirable for practicing such technologies and/or the inventions described by the University Patent Portfolio.

1.4        “Field” shall mean all uses.

1.5        “Improvements” shall mean shall mean any enhancement or improvement (whether or not patentable) to Products or Processes that is invented, developed or otherwise acquired during the Term of this Agreement.

1.6        “Joint Inventions” shall mean inventions or other intellectual property (whether or not patentable) that are conceived jointly by or on behalf of the Parties, which shall be jointly owned by the Parties unless otherwise agreed in writing.

1.7        “Net Sales” shall mean the aggregate U.S. Dollar equivalent of gross revenues derived by and actually paid to Company or its Affiliates or any sublicensee for or on account of the sale of Products to Third Parties less (a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections, or return of items previously sold, (b) prompt payment or actual trade or quantity discounts actually allowed and taken, (c) excises, sales taxes, value added taxes, consumption taxes, duties, foreign withholding tax actually withheld, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind) and (d) insurance and delivery costs actually incurred. No deduction shall be made for any item of cost incurred by Company or its Affiliates in preparing, manufacturing, shipping or selling Products except as permitted by (a), (b), (c) and (d) above. Intercompany sales of Products between Company and an Affiliate shall not be considered a sale of Products to Third Parties for purposes of paying University a royalty hereunder, and instead Net Sales shall be calculated for purposes of paying royalties to Company based upon the sale by Company or the applicable Affiliate of such Product to a Third Party. If Company or an Affiliate licenses or sells to or through a distributor (which is not an Affiliate of Company), Net Sales shall be the gross revenues received by Company and/or the applicable Affiliate from the sale of the Product(s) to such distributor. Any such distributor arrangement must be under reasonably conventional distributor terms that are agreeable to the University. In the event that Company or any of its Affiliates transfers Products to Third Parties for other than monetary value in whole or in part, such transfer shall be considered a sale hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the average price of arms length sales by Company or its Affiliates in such country during the royalty period in which such transfer occurs, or if no such arms length sales occurred in such country during such period, during the last period in which such arms length sales occurred. If no arms length sales have occurred in a particular country, Net Sales for such transfer shall be the average price of arms length sales of Products in all countries. If a Product is sold as part of a system, package or combination product, Net Sales for such transfer shall be calculated by multiplying the Net Sales of the combination product by the fraction A/B where “A” is the average unit price of the Product when sold separately and “B” is the average unit price of the combination product.

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1.8        “Products” shall mean any product or article, the manufacture (including using a Process), use, offer for sale or sale of which: (a) would, in the absence of this Agreement, infringe one or more claims of the issued patents in the University Patent Portfolio or (b) is described within or otherwise covered by, in whole or in part, the University Technology Rights (or any portion thereof) or one or more pending patent applications within the University Patent Portfolio.

1.9        “Processes” shall mean any method or process, the practice of which: (a) would, in the absence of this Agreement, infringe one or more claims of the issued patents in the University Patent Portfolio or (b) is described within or otherwise covered by, in whole or in part, the University Technology Rights (or any portion thereof) or one or more pending patent applications within the University Patent Portfolio.

1.10     “Territory” shall mean all territories.

1.11      “Third Party” shall mean any person or entity other than Company or University or an Affiliate of either of them.

2.	Grant of Rights

2.1        License Grant. Subject to the terms and conditions of this Agreement and during the term hereof, University hereby grants to Company an exclusive license in the Territory, with right to sublicense, to use the University Patent Rights and the University Technology Rights(collectively the “University Rights”) within the Field to make, have made, use, import, offer for sale and sell Products and practice Processes.

2.2        Sublicenses. Any sublicenses by Company of its rights under this Agreement shall be in writing and shall be consistent with the terms hereof. Company will be responsible for the operations of its sublicensees relevant to this Agreement as if the operations were carried out by Company, including the payment of royalties whether or not paid to Company by a sublicensee. Company shall provide University with prompt written notice, and a copy, of any such sublicenses, amendments, modifications or terminations. Company shall collect payment of all royalties due University from sublicenses and summarize and deliver all reports due University from sublicenses under Article 8. Upon the termination of this Agreement, the University has the right, in its sole discretion to assume any one or more of the sublicenses granted by Company, provided, however, all sublicenses that University opts to not assume shall automatically terminate upon the termination of this Agreement.

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2.3        Retained Rights. Notwithstanding any other provision of this Agreement, University shall at all times retain the right to make full use of the University Rights for its own non-commercial research, teaching and educational purposes. This includes the right to publish general scientific findings from research related to the inventions subject to the terms of Section 5.1 and the rights of Company to file patent applications relating to the University Rights. The University will retain all rights to and ownership of any Improvements (whether or not patentable) to Products conceived of by the University during the Term of this Agreement. In addition, upon expiration or termination of this Agreement, the University Rights shall automatically revert to University.

2.4        Negative Covenant. Company hereby agrees not to make, have made, use, offer to sell, sell, import, and practice the University Rights outside the Field or outside the Territory.

2.5        University Generated Improvements. University will disclose to Company in writing each Improvement invented, developed or otherwise acquired by University during the Term of this Agreement if Company is current with its royalties under Section 4.1 and has satisfied the sales requirements of Section 7.2 then applicable. For one-hundred and fifty (150) calendar days after Company’s receipt of the written disclosure of each Improvement, Company shall have the right of first refusal, which shall be executed in writing, to an exclusive license in the Territory, including the right to grant sublicenses, with respect to and under any patents or patent applications which may be secured or filed on each University Improvement or in connection therewith. If Company shall not accept the offer of a license for an Improvement within the period of time specified, said right of first refusal shall cease to exist for such Improvement, but this Agreement shall continue on all the other terms, covenants, rights, obligations, and conditions, including without limitation, all rights under this Section 2.5 for other Improvements. The Parties shall negotiate the terms of the exclusive license in good faith and based on reasonable market rates at the time.

2.6        Grantback of Company Improvements. Company agrees and hereby does grant to University a perpetual, royalty-free, worldwide, irrevocable, non-exclusive license for internal research and development and teaching uses only to any Improvements invented, developed or otherwise acquired by Company, and Company shall use commercially reasonable efforts to require each such sublicensee to grant to University a perpetual, royalty-free, worldwide, irrevocable, non-exclusive license for internal research and development and teaching uses only to any Improvements invented, developed or otherwise acquired by such sublicensee. This license shall survive the expiration or termination of this Agreement. Subject to the confidentiality obligations of Article 5, upon the filing of patent applications, if any, or publication of any such Improvement by Company or a sublicensee, Company shall promptly provide University with a detailed written description and related documentation necessary to allow University to understand and practice the Improvement.

2.7        Marketing. Company shall use commercially reasonable efforts to develop, commercialize and sell the Products as soon as practicable after the Effective Date. To that end, Company will provide University with a marketing plan for its review and approval within thirty (30) calendar days of the Effective Date. Once the marketing plan is approved by the University, Company will use commercially reasonable efforts to implement such plan.

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On or before each annual anniversary of the Effective Date, irrespective of having made any sales of Products, Company must deliver to the University a written progress report as to Company’s (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing the Products and the Company’s (and any sublicensee’s) commercialization plans for the upcoming year.

3.	Ownership; Intellectual Property.

3.1        Ownership of University Rights. Company acknowledges and agrees that University is and shall remain the sole owner of the University Rights, and that Company has no rights in or to the University Rights other than the license rights specifically granted herein. In the event that Company, an Affiliate or any sublicensee obtains any ownership interest in, to or under any of the University Rights, Company shall (and shall ensure that its Affiliate and any sublicensee shall), and hereby does, automatically assign all such right, title and interest to University.

3.2        Ownership of Company Improvements. Company shall retain all rights to Company generated Improvements, subject only to University’s rights as set forth in the Retained Rights (Section 2.3) and Grantback (Section 2.6) provision hereof. Products and services which embody Improvements shall also be subject to the payment of amounts due hereunder by Company and all Sublicensees, notwithstanding the fact that such Improvements are or may be owned in whole or in part by Company or a Sublicensee.

3.3        Patent Prosecution and Maintenance.

(a)      Responsibility. During the term of this Agreement, Company will have the first right for prosecuting and maintaining the University Patent Portfolio in the name of the University, including the prosecution and maintenance of the University Patent Portfolio with the appropriate patent office. If University determines that Company is not obtaining reasonable protection, is acting contrary to University’s interests, or is otherwise negligent in its prosecution or maintenance of the protection thereof, University shall be free to take sole responsibility for prosecuting and maintaining the University Patent Portfolio. If the Company decides not to file patent applications in any country or region within the Territory, not to file continuation applications of an allowed patent application for disclosed but unclaimed inventions reasonably believed to be patentable, not to maintain any patent or to abandon any patent or pending application in the University Patent Portfolio, then the Company will notify University of its intent to do so with sufficient prior notice so that University can, in its discretion, take over the filing, prosecution, or maintenance of any such application or patent. Company shall deliver to University’s Technology Transfer Office, copies of any communications to or from any patent office with appropriate lead time (preferably at least ten business days) for University to review and comment upon such materials prior to any submission to the patent office. Company shall be solely responsible for the costs and expenses for prosecuting and maintaining the University Patent Portfolio, without offset against any payments due under this Agreement.

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(b)      Right to Bring Legal Actions. University will have the first right to bring actions relating to the validity, infringement or priority of the rights in the University Patent Portfolio. Should University decide not to bring such legal actions, Company will have the option, at its sole expense, to bring such action.

(c)     Cooperation. The Parties agree to cooperate as reasonably necessary, during the term of this Agreement, with the other Party in the prosecution, maintenance, defense and enforcement of the University Patent Portfolio; provided, however, that the Party requesting the cooperation shall reimburse the other Party for its reasonable out-of-pocket expenses incurred in connection with such cooperation.

(d)     Joint Inventions. Responsibility for prosecution, maintenance, defense and enforcement of patents and patent applications covering Joint Inventions shall be determined by mutual written agreement of the Parties.

4.	Payments.

4.1        Fees. In consideration of the license granted herein, Company shall pay to University fees in the amounts and on the terms and conditions set forth below:

(a)      Issue Fee. Company shall pay to University a non-refundable, non-creditable license issue fee of eight thousand five hundred dollars ($8,500) within thirty (30) calendar days of the Effective Date.

(b)      Earned Royalties. Company shall pay University a five percent (5%) earned royalty based on the Net Sales of Products and Processes sold by Company or an Affiliate.

(c)      Sublicense Royalties. Company shall pay to University fifty percent (50%) of the upfront and milestone fees and any other fees associated with the sublicense received by Company for sublicensing of any portion of the University Rights to Third Parties, in addition to any other royalties or payments due University under the Agreement (collectively the “Sublicense Fees”). Company shall make commercially reasonable efforts to collect all Sublicense Fees from each sublicensee. The parties understand and agree that the Sublicense Fees are based upon each sublicense agreement being an arms length transaction and each sale of a Product by a sublicensee being an arms length transaction.  In the event that either of such transactions are not arms length transactions, the Sublicense Fees due and payable to University hereunder shall be based upon such fees that would be paid in the ordinary course of business in an arms length transaction.

(d)      Past Patent Reimbursement Fee. Company shall pay to University a non-refundable, non-creditable past patent reimbursement fee of six thousand dollars ($6,000) within thirty (30) calendar days of the Effective Date.

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(e)      Annual Minimum Royalty Fees. On the first anniversary of either the date on which Company first sells a Product or Process or the date on which Company enters into its first sublicense agreement, whichever occurs first, (the “First Sale Date”), Company will pay University a non-refundable minimum royalty payment of five thousand dollars ($5,000). On the second anniversary of the First Sale Date, Company will pay University a non-refundable minimum royalty payment of ten thousand dollars ($10,000). On the third anniversary of the First Sale Date, Company will pay University a non-refundable minimum royalty payment of fifteen thousand dollars ($15,000). On the fourth anniversary of the First Sale Date and continuing through expiration or termination of the Agreement, Company will pay University annually a non-refundable minimum royalty payment of twenty thousand dollars ($20,000). One hundred percent (100%) of the Annual Minimum Royalty Fees paid to University will be creditable against royalties earned in the year preceding the date on which each payment is due. For clarity, unused credit for each year will not accrue and will not be creditable against earned royalties for the following year.

(f)       Royalty Stacking. All earned royalties paid by Company under 4.1(b) will be subject to reduction by no more than one percent (1%) for the costs of royalties owed under the first two (2) Third Party agreements entered into by Company where such agreements were necessary to allow Company to make, have made, use, import, offer for sale and sell such Products, however, in no event will such reduction be taken with respect to any separate piece of equipment, such as a work station, which is modified to utilized or access the Proprietary Information. Further, in no event will such reduction reduce the royalties paid or payable to the University hereunder to less than three percent (3%).

4.2        Method of Payment. All amounts payable by Company (including all amounts due as a result of a sublicense agreement) to University hereunder shall be made in U.S. dollars by wire transfer pursuant to written instructions provided by University to Company. If Products are sold for moneys other than United States dollars, Company shall first determine the royalties in the foreign currency of the country in which the Product was sold and then convert them into equivalent U.S. dollars at the closing exchange rate published by The Wall Street Journal on the last business day of the reporting period. Company shall quote the exchange rate in the Continental method (local currency per U.S. dollar). Until further notice by University to Company, Company will make wire transfers to:

Bank:
Address:

ABA#:
Account:               The George Washington University
Account #:

4.3        Late Payments; University Right to Cure. A payment shall be deemed to be late if made more than five (5) business days after such payment is due to the University under this Agreement. Late payments shall bear interest at the lower of 1.5% per month or the maximum rate permitted by law, compounded daily, until Company pays such amount with all accrued interest to University. The payment of such interest shall not preclude University from exercising any other rights they may have as a consequence of the lateness of any payment. If Company shall fail to pay in a timely manner any maintenance, issuance, legal or like fees necessary for the filing, prosecution or maintenance of the University Patent Rights, the University will have the right to pay such amount on behalf of Company and invoice Company for same. Amounts so advanced by the University will bear interest at the rate of 1.5% per month or the maximum rate permitted by law, compounded continuously, until Company pays such amount with all accrued interest to University. The payment of such interest shall not preclude University from exercising any other rights they may have as a consequence of the failure to make such payment, including, without limitation, the right of the University to terminate this Agreement.

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5.	Confidentiality.

5.1        Confidentiality.

(a)         Except as specifically permitted hereunder, each Party hereby agrees to hold in confidence and not use on behalf of itself or others all technology, data, samples, technical and economic information (including the economic terms hereof), commercialization, clinical and research strategies, know-how and trade secrets provided by the other Party (the “Disclosing Party”) (collectively the “Confidential Information”), except that the term “Confidential Information” shall not include:

(i)      information that is or becomes part of the public domain through no fault of the non-Disclosing Party or its Affiliates;

(ii)      information that is obtained after the Effective Date by the non- Disclosing Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

(iii)     information that is known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non- Disclosing Party’s written records;

(iv)     information which has been independently developed by the non- Disclosing Party without the aid or use of Confidential Information as shown by competent written evidence.

(b)         The receiving party may disclose the Disclosing Party’s proprietary information to the extent required to comply with, a court or administrative subpoena or order which appears to be lawful on its face, provided that the receiving party first uses its best efforts to obtain an order preserving the confidentiality of the information of the Disclosing Party and provided the receiving party gives the Disclosing Party timely notice of the contemplated disclosure to give the Disclosing Party an opportunity to intervene to preserve the confidentiality of the information.

(c)         The obligations of this Section 5.1 shall survive the expiration or termination of this Agreement and shall continue until the confidential information becomes generally publicly known by means other than a breach of this agreement.

(d)         Upon prior review of University Technology Transfer Office, Company may disclose in a patent application or the prosecution thereof, any Confidential Information necessary to obtain or secure patent protection of the commercialized Products or Processes.

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5.2        Permitted Disclosures and Uses. Confidential Information may be disclosed to employees, agents, consultants or sublicensees of the non-Disclosing Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the non-Disclosing Party obtains prior written agreement from its employees, agents, consultants and sublicensees to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. For the removal of any doubt, the prohibition against use of University Confidential Information by Company, its agents, consultants or sublicensees shall not prohibit use of Confidential Information falling within the University Rights provided such written agreement to hold such Confidential Information in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement are obtained. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants and sublicensees do not disclose or make any unauthorized use of the Confidential Information. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such party.

6.	Disclaimer; Limitation of Liability.

6.1        Disclaimer of Warranties. Except as expressly set forth in this Agreement, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR SCOPE OF ANY OF THE UNIVERSITY RIGHTS, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, THAT THE PRACTICE BY COMPANY, AFFILIATES AND/OR SUBLICENSEES OF THE LICENSES GRANTED HEREUNDER OR THAT ANY OF THE PRODUCTS OR PROCESSES WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY PATENT RIGHTS, OF ANY THIRD PARTY. Without limiting the generality of the foregoing, University expressly does not warrant (i) the patentability of any invention claimed by the University Rights or (ii) the accuracy, safety or usefulness for any purpose of the University Rights. Nothing contained in this Agreement shall be construed as either a warranty or representation by University as to the validity or scope of any University Rights. University will be under no obligation to prosecute, maintain, enforce or defend any of the rights granted hereunder. Except as otherwise provided herein to carry out the intent of this Agreement, University will be under no obligation to provide technical assistance, know-how or other tangible or intangible rights or information to Company. University assumes no liability in respect of any infringement of any patent or other right of Third Parties due to the activities of Company, any of its Affiliates or any sublicensee under this Agreement.

6.2        Limitation of University’s Liability. IN NO EVENT WILL UNIVERSITY BE LIABLE TO COMPANY, AFFILIATE OR SUBLICENSEE FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY, EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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6.3        Limitation of Company’s Liability. IN NO EVENT WILL COMPANY BE LIABLE TO UNIVERSITY FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.4        Prior Agreement with Government. Company understands that the University Rights may have been developed under a funding agreement with the Government of the United States of America, and if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law, or regulation shall prevail.

7.	Term; Termination.

7.1         Term. The term of this Agreement shall commence upon the Effective Date, and, unless sooner terminated in accordance with the provisions of this Article 7, shall expire upon the later of twenty years from the Effective Date or the end of the term of the last to expire patent claim in the University Patent Portfolio.

7.2         Termination for Lack of Sales. This Agreement and the license granted hereunder shall terminate prior to the end of the term:

(a)      Any time after 2 years from the Effective Date of this Agreement, University has the right to terminate the exclusivity of this license or convert the license to a non-exclusive license in any national political jurisdiction in the Territory if Company, within ninety (90) calendar days after receiving written notice from University of intended termination of exclusivity, fails to provide written evidence satisfactory to University that Company or its sublicensees has commercialized or is actively attempting to commercialize a Product in such jurisdiction(s).

(b)      Any time after 3 years from the Effective Date of this Agreement, University has the right to terminate this Agreement in any national political jurisdiction in the Territory if Company, within ninety (90) calendar days after receiving written notice from University of intended termination, fails to provide written evidence satisfactory to University that Company or its sublicensees has commercialized or is actively attempting to commercialize a licensed invention in such jurisdictions).

(c)      The following definitions apply to Article 7: (i) “Commercialize” means having sales of Products in such jurisdiction; and (ii) “Active attempts to commercialize” means having sales of Products or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, production or sales of Products in any jurisdiction, and plans acceptable to University, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that University intends to terminate.

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7.3         Termination for Default. This Agreement will earlier terminate:

(a)      automatically if Company becomes bankrupt or insolvent and/or if the business of Company is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Company or otherwise; or

(b)      upon sixty (60) calendar days written notice from University if Company breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 4, unless, before the end of the sixty (60) day period, Company has cured the default or breach and so notifies University, stating the manner of the cure; or

(c)      upon ninety (90) calendar days written notice if Company breaches or defaults on any other obligation under this Agreement, unless, before the end of the ninety (90) day period, Company has, in University’s sole discretion, cured the default or breach and so notifies University, stating the manner of the cure; or

(d)      at any time by mutual written agreement between Company and University, upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(e)      under the provisions of Paragraph 7.2 if invoked.

7.4         Effect of Termination. If this Agreement is terminated for any cause:

(a)      nothing herein will be construed to release either party of any obligation that matured prior to the effective date of the termination:

(b)     after the effective date of the termination, Company may sell all Products and parts therefor it has on hand, or perform all Processes for which it has customer orders, if applicable, at the date of termination, if it pays earned royalties thereon according to the terms of this Agreement.

8.            Royalty Reports. Company shall provide notice to University within thirty (30) calendar days of the First Sale Date. After the First Sale Date, Company shall make semi-annual royalty reports to University within thirty (30) calendar days of June 30 and December 31 of each year. Each royalty report must show:

(a)          The selling price of each type of Product sold;

(b)          For each Product sold, all deductions taken as set out in 1.7(a) through (d).

(c)          The number of each Product sold;

(d)          The exchange rates used in calculating the royalty due; and

(e)          For each sublicense granted under Section 2.2, if any:

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(i)	The sublicensee;

(ii)	The income Company has received from that sublicense (including upfront and milestone payments);

(iii)	The royalties due University stemming from that sublicense; and

(iv)	(if applicable) the exchange rates used in calculating the royalties due University from the sublicense.

If no sales of Products have been made during any reporting period, Company shall make a statement to this effect.

9.             Book and Records. Company shall keep books and records accurately showing all Products manufactured, used or sold under the terms of this Agreement. Company shall preserve those books and records for at least five (5) years from the date of the royalty payment to which they pertain. On reasonable written notice, University, at its own expense, shall have the right to have a representative or agent of University satisfactory to Company inspect and audit the books and records of Company during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Company shall not unreasonably withhold approval of such representative or agent of University. Such examination with respect to any fiscal year shall not take place later than five (5) years following the expiration of such period. The expense of any such audit shall be borne by University; provided however, that, if the audit discloses an error in excess often percent (10%) in favor of Company, then Company shall pay the cost to University of the audit, in addition to the amount of any underpayment (which shall be subject to the provisions of Section 4.3 (Late Payments)), and if the audit discloses an error in favor of University, then University shall promptly reimburse Company for the excess amount paid. Company shall include substantially the same audit rights in any sublicense it grants in order to ensure the correctness of payments due hereunder.

10.          General Provisions

10.1   Indemnification by Company. Company agrees to defend, indemnify and hold harmless University and its Affiliates, employees, agents, officers, and directors (“University Indemnitees”) from and against any judgments, settlements, damages, awards, costs (including attorneys’ fees and costs) and other expenses arising out of any claims, actions or other proceedings by a Third Party (collectively a “Claim”) arising out of or resulting from Company’s, an Affiliate’s or any sublicensee’s use or practice of the University Rights including the manufacture, use or sale of Products, except to the extent that such Claim arises out of or results from the negligence or misconduct of University or University Indemnitees. In the event University seeks indemnification under this Section 10.1, it shall inform Company of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit Company to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at the expense of Company) in the defense of the Claim. The obligations set forth in this section shall survive the expiration or termination of this Agreement.

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10.2      Indemnification by University. University agrees to defend, indemnify and hold harmless Company and its Affiliates, employees, agents, officers, and directors (“Company Indemnitees”) from and against any judgments, settlements, damages, awards, costs (including attorneys’ fees and costs) and other expenses arising out of any claims, actions or other proceedings by a Third Party (collectively a “Claim”) arising out of or resulting from University’s use or practice of the University Rights, except to the extent that such Claim arises out of or results from the negligence or misconduct of Company or Company Indemnitees. In the event Company seeks indemnification under this Section 10.2, it shall inform University of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit University to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at the expense of University) in the defense of the Claim. The obligations set forth in this section shall survive the expiration or termination of this Agreement.

10.3      Insurance. Prior to commencement of any human trials of any Product, Company shall purchase and maintain in effect, and shall require its sublicensees to purchase and maintain in effect, a policy of products liability insurance covering all claims with respect to any Product manufactured or sold within the term of the sublicense granted hereunder, which policy shall (a) be in such form and amount of coverage and written by such company as is customary in the industry at the time and is acceptable to University, such acceptance not to be unreasonably withheld, (b) provide that such policy is primary and not excess or contributory with regard to other insurance University may have, (c) provide at least thirty (30) calendar days’ notice to University of cancellation, and (d) include University and each of its respective directors, officers and employees as additional named insureds. Company shall furnish a certificate of such insurance to University on or before the date of first sale or use of any Product and upon renewal of such a policy.

10.4      Publicity. The parties agree that a press release announcing the matters covered by this Agreement will be prepared in advance and will be subject to the mutual approval of the parties, which approval will not unreasonably be withheld; provided, however, that either Party may (i) publicize the existence and general subject matter of this Agreement consistent with previous press releases and statements without the other Party’s approval and (ii) disclose the terms of this Agreement only to the extent required to comply with applicable securities laws. Company may not, however, utilize the trademarks, brands or tradenames of University without the prior express written permission of University.

10.5      Assignment. This Agreement shall not be assigned or placed under an obligation to assign by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such party, whether in merger, sale of stock, sale of assets or other transaction; provided, however, that in the event of such transaction, no intellectual property rights of any Affiliate or Third Party that is an acquiring party shall be included in the technology licensed or granted back hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors, legal representatives and assigns. Notice of any assignment by Company must be provided by Company to University’s Vice President for Research identified in Section 10.9.

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10.6      Non-Waiver. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

10.7     Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the District of Columbia other than those provisions governing conflicts of law.

10.8      Partial Invalidity. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

10.9      Notice. Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier or (iii) delivered by certified mail, postage prepaid, return receipt requested, to the party at the address set forth below for such party:

To Company:

Protea Biosciences, Inc.
Attn: Stephen Turner
Address: 955 Hartman Run Rd.
Suite 210
Morgantown, WV 26507
Phone: 301-606-0840

To University:

The George Washington University
Attn: Vice President for Research
Address: 2121 Eye Street NW
Suite 601
Washington, DC 20052
Phone: 202-994-2220

or to such other address as to which the Party has given written notice thereof. Such notices shall be deemed given upon receipt.

10.10   Headings. The headings appearing herein have been inserted solely for the convenience of the parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

10.11   No Implied Licenses or Warranties. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

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10.12   Force Majeure. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire: storm; flood; earthquake; accident; war; acts of terrorism; rebellion; insurrection; riot; invasion; strikes; and labor lockouts; provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.13   Survival. Sections 2.3, 2.6, 3.1, 3.2, and 5.1 and Articles 6, 9 and 10 shall survive the termination or expiration of this Agreement.

10.14   Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and cancels and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the parties relating to the subject matter hereof, including the Original Agreement.

10.15   Amendments. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by the Party to be charged.

10.16   Independent Contractors. It is understood that both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

10.17   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

The George Washington University		Protea Biosciences, Inc.

By:	/s/ Leo M. Chalupa	By:	/s/ Stephen Turner
	Leo M. Chalupa		Stephen Turner
	Vice President for Research		President

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EXHIBIT A

U.S. Patent
Application(s):
#12/176,324, Laser Ablation Electrospray Ionization (LAESI) for Atmospheric Pressure, In Vivo, and Imaging Mass Spectrometry

#12/323,276, Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry

U.S. Patent Application to
be filed:
U.S. Patent Application for LAESI Detection of Metabolic Changes in Cells Upon Viral Infection

PCT Patent
Application(s):
#PCT/US09/65891, Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry

: PI doc. 2314627.1